EXHIBIT 11

                    COMPUTATION OF EARNINGS/(LOSS) PER COMMON
                  SHARE (Dollar amounts in millions except per
                                   share data)



                                                                     1996              1995             1994
                                                                     ----              ----             ----

Primary Earnings/(Loss) Per Share of Common Stock:

Average common shares outstanding including
     common stock equivalents (a)                                 47,510,071        45,120,120       43,243,497
                                                                  ==========        ==========       ==========


Net earnings/(loss) available to common stockholders              $       15        $     (32)       $     (92)
                                                                  ==========        ==========       ==========


Primary earnings/(loss) per share of common stock                 $     0.31        $   (0.71)       $   (2.14)
                                                                  ==========        ==========       ==========



Fully Diluted Earnings/(Loss) Per Share of Common Stock: (b)

Average common shares outstanding excluding
     common stock equivalents                                     45,542,384

Dilutive stock  options  based on the  treasury  stock method using the year-end market price if higher than the
     average market price                                            954,801

Dilutive warrants based on the treasury stock method using
     the year-end  market price if higher than the
     average market price                                          1,356,820
                                                                   ---------

                                                                  47,854,005
                                                                  ----------


Net earnings available to common stockholders                     $       15
                                                                  ==========


Fully diluted earnings per share of common stock                  $     0.30
                                                                  ==========


(a) Common stock equivalents are excluded from the calculation of primary earnings/(loss) per share of common stock for the years 1995 and 1994 because the Corporation reported net losses in those years.

(b) The calculation of fully diluted earnings per share of common stock for 1996 is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3% before rounding to two decimal places. Computation of earnings/(loss) per common share on a fully-diluted basis is omitted for the years 1995 and 1994 because the options and warrants had an antidilutive effect.